Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES SECOND QUARTER 2019 RESULTS
Reaffirms 2019 earnings guidance

MADISON, Wis. - August 1, 2019 - Alliant Energy Corporation (NASDAQ: LNT) today announced U.S. generally accepted accounting principles (GAAP) consolidated unaudited earnings per share (EPS) for the three months ended June 30 as follows:

	2019	2018
Utilities and Corporate Services	$0.38	$0.41
American Transmission Company (ATC) Holdings	0.03	0.03
Non-utility and Parent	(0.01)	(0.01)
Alliant Energy Consolidated	$0.40	$0.43

“Our results reflect that our continued investments in cleaner energy are delivering tangible benefits to our customers,” said John Larsen, Alliant Energy Chairman, President and CEO. “With continued focus on cost management, and higher year-to-date sales due to temperatures, we are forecasting 2019 earnings toward the top half of our 2019 earnings guidance range.”

Utilities and Corporate Services - Alliant Energy’s Utilities and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $0.38 per share of GAAP EPS in the second quarter of 2019, which was $0.03 per share lower than the second quarter of 2018. The primary drivers of lower EPS were lower retail electric sales due to cooler temperatures in the second quarter 2019 compared to the same period last year, higher depreciation expense, and timing of income tax expense. These items were partially offset by higher margins due to Interstate Power and Light Company’s (IPL’s) and Wisconsin Power and Light Company’s (WPL’s) increasing rate base.

Details regarding GAAP EPS variances between the second quarters of 2019 and 2018 for Alliant Energy are as follows:

	Q2 2019	Q2 2018	Variance
Utilities and Corporate Services:
Higher revenue requirements primarily due to increasing rate base			$0.17
Estimated temperature impact on retail electric and gas sales	($0.02)	$0.06	(0.08)
Higher depreciation expense			(0.05)
Timing of income tax expense			(0.04)
Equity dilution			(0.01)
Other			(0.02)
Total Utilities and Corporate Services			($0.03)
Non-utility and Parent:
Higher interest expense			($0.02)
Other			0.02
Total Non-utility and Parent			$—

Higher revenue requirements primarily due to increasing rate base - In March 2019, IPL filed a request with the Iowa Utilities Board (IUB) to increase annual rates for its Iowa retail electric customers by $204 million, based on a 2020 forward-looking test period. IPL concurrently filed for interim retail electric rates based on 2018 historical data adjusted for certain known and measurable changes occurring in the first quarter of 2019. An interim retail electric rate increase of $90 million, on an annual basis, was implemented effective April 2019. Implementing interim rates does not require regulatory approval; however, interim rates are subject to refund pending the IUB’s final rate review decision. IPL currently expects a final decision from the IUB in the fourth quarter of 2019 on the interim rate increase, as well as the remaining $114 million of final rates, which would be effective in the first quarter 2020. IPL recognized $0.12 per share of higher electric margins in the second quarter of 2019 due to the retail electric rate increases.

In December 2018, WPL received an order from the Public Service Commission of Wisconsin approving WPL’s proposed settlement for its retail electric and gas rate review covering the 2019/2020 Test Period, effective January 1, 2019. Under the settlement, WPL’s retail electric and gas base rates will not change from current levels through the end of 2020. The $61 million retail electric revenue requirement increase for 2019, resulting from increasing investments in rate base, was offset by lower fuel-related costs and federal tax reform refunds. WPL recognized $0.05 per share of higher electric margins from increasing investments in rate base in the second quarter of 2019.

Estimated temperature impact on retail electric and gas sales - The impact of cooler than normal temperatures in the second quarter of 2019 was estimated to be a $0.02 per share decrease in margins. By comparison, the impact of warmer than normal temperatures in the second quarter of 2018 was estimated to be a $0.06 per share increase in margins.

WPL’s retail electric and gas rate settlement covering 2018 included an earnings sharing mechanism, whereby WPL deferred a portion of its earnings and will return that amount to its retail electric and gas customers since its annual regulatory return on common equity exceeded 10.25% during 2018. In the first half of 2018, Alliant Energy’s temperature impact on retail electric and gas sales, net of WPL’s earnings sharing mechanism, was estimated to be a $0.05 per share increase in margins. By comparison, the impact of colder than normal temperatures in the first half of 2019 was estimated to be a $0.03 per share increase in margins.

Timing of income tax expense - Tax expenses are recorded based on an estimated annual effective tax rate, which causes fluctuations in the amount of tax expense quarter-over-quarter. The timing variance is resolved by the end of the year.

2019 Earnings Guidance

Alliant Energy is reaffirming its EPS guidance for 2019 as follows:

Utilities and Corporate Services	$2.14 - $2.24
ATC Holdings	0.11 - 0.13
Non-utility and Parent	(0.08) - (0.06)
Alliant Energy Consolidated	$2.17 - $2.31

Drivers for Alliant Energy’s 2019 earnings guidance include, but are not limited to:

•	Appropriate regulatory outcomes to allow IPL the ability to earn its authorized rate of return

•	Ability of WPL to earn its authorized rate of return

•	Stable economy and resulting implications on utility sales

•	Normal temperatures in its utility service territories

•	Execution of cost controls

•	Execution of capital expenditure and financing plans

•	Consolidated effective tax rate of 11%

The 2019 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, future changes in laws, regulations or regulatory policies, adjustments made to deferred tax assets and liabilities from valuation allowances, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

Earnings Conference Call

A conference call to review the second quarter 2019 results is scheduled for Friday, August 2nd at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer John Larsen, and Senior Vice President and Chief Financial Officer Robert Durian will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-394-8218 (United States or Canada) or 323-794-2149 (International), passcode 4175543. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through August 9, 2019, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 4175543. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

About Alliant Energy Corporation

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Finance, LLC, the parent company of Alliant Energy’s non-utility operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 965,000 electric and 415,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wisconsin, is a component of the S&P 500 and is traded on the Nasdaq Global Select Market under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements can be identified by words such as “forecast,” “expect,” “guidance,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•
IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of and/or the return on costs, including fuel costs, operating costs, transmission costs, environmental compliance and remediation costs, deferred expenditures, deferred tax assets, tax expense, capital expenditures, and remaining costs related to electric generating units (EGUs) that may be permanently closed, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;

•	federal and state regulatory or governmental actions, including the impact of energy, tax, financial and health care legislation, and regulatory agency orders;

•
the impact of customer- and third party-owned generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;

•	the impact of energy efficiency, franchise retention and customer disconnects on sales volumes and margins;

•	the impact that price changes may have on IPL’s and WPL’s customers’ demand for electric, gas and steam services and their ability to pay their bills;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•	the direct or indirect effects resulting from terrorist incidents, including physical attacks and cyber attacks, or responses to such incidents;

•
the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;

•
employee workforce factors, including changes in key executives, ability to hire and retain employees with specialized skills, ability to create desired corporate culture, collective bargaining agreements and negotiations, work stoppages or restructurings;

•	weather effects on results of utility operations;

•
issues associated with environmental remediation and environmental compliance, including compliance with all environmental and emissions permits, the Coal Combustion Residuals Rule, future changes in environmental laws and regulations, including the Environmental Protection Agency’s regulations for carbon dioxide emissions reductions from new and existing fossil-fueled EGUs, and litigation associated with environmental requirements;

•
the ability to defend against environmental claims brought by state and federal agencies, such as the EPA, state natural resources agencies or third parties, such as the Sierra Club, and the impact on operating expenses of defending and resolving such claims;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	inflation and interest rates;

•	the impact of the economy in IPL’s and WPL’s service territories and the resulting impacts on sales volumes, margins and the ability to collect unpaid bills;

•	the ability to complete construction of wind projects within the cost caps set by regulators and to meet all requirements to qualify for the full level of production tax credits;

•	changes in the price of delivered natural gas, purchased electricity and coal due to shifts in supply and demand caused by market conditions and regulations;

•	disruptions in the supply and delivery of natural gas, purchased electricity and coal;

•	changes in the price of transmission services and the ability to recover the cost of transmission services in a timely manner;

•
the direct or indirect effects resulting from breakdown or failure of equipment in the operation of electric and gas distribution systems, such as mechanical problems and explosions or fires, and compliance with electric and gas transmission and distribution safety regulations;

•
issues related to the availability and operations of EGUs, including start-up risks, breakdown or failure of equipment, performance below expected or contracted levels of output or efficiency, operator error, employee safety, transmission constraints, compliance with mandatory reliability standards and risks related to recovery of resulting incremental costs through rates;

•
impacts that storms or natural disasters may have on Alliant Energy’s, IPL’s and WPL’s operations and recovery of costs associated with restoration activities, or on the operations of Alliant Energy’s investments;

•
any material post-closing adjustments related to any past asset divestitures, including the sales of IPL’s Minnesota electric and natural gas assets, and Whiting Petroleum Corporation, which could result from, among other things, indemnification agreements, warranties, parental guarantees or litigation;

•	Alliant Energy’s ability to sustain its dividend payout ratio goal;

•
changes to costs of providing benefits and related funding requirements of pension and other postretirement benefits plans due to the market value of the assets that fund the plans, economic conditions, financial market performance, interest rates, life expectancies and demographics;

•	material changes in employee-related benefit and compensation costs;

•	risks associated with operation and ownership of non-utility holdings;

•	changes in technology that alter the channels through which customers buy or utilize Alliant Energy’s, IPL’s or WPL’s products and services;

•	impacts on equity income from unconsolidated investments due to further potential changes to ATC LLC’s authorized return on equity;

•
impacts of IPL’s future tax benefits from Iowa rate-making practices, including deductions for repairs expenditures, allocation of mixed service costs and state depreciation, and recoverability of the associated regulatory assets from customers, when the differences reverse in future periods;

•	the impacts of adjustments made to deferred tax assets and liabilities from changes in the tax laws;

•
changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	reputational damage from negative publicity, protests, fines, penalties and other negative consequences resulting in regulatory and/or legal actions;

•	the effect of accounting standards issued periodically by standard-setting bodies;

•	the ability to successfully complete tax audits and changes in tax accounting methods with no material impact on earnings and cash flows; and

•	factors listed in the “2019 Earnings Guidance” section of this press release.

For more information about potential factors that could affect Alliant Energy’s business and financial results, refer to Alliant Energy’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), including the section therein titled “Risk Factors,” and its other filings with the SEC.

Without limitation, the expectations with respect to 2019 earnings guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Use of Non-GAAP Financial Measures

Alliant Energy included in this press release IPL; WPL; Corporate Services; Utilities and Corporate Services; ATC Holdings; and Non-utility and Parent EPS from continuing operations for the three and six months ended June 30, 2019 and 2018. Alliant Energy believes these non-GAAP financial measures are useful to investors because they facilitate an understanding of segment performance and trends, and provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance.

This press release references year-over-year variances in utility electric margins and utility gas margins. Utility electric margins and utility gas margins are non-GAAP financial measures that will be reported and reconciled to the most directly comparable GAAP measure, operating income, in our second quarter 2019 Form 10-Q.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results for the three and six months ended June 30:

EPS:	Three Months		Six Months
	EPS		EPS
	2019	2018	2019	2018
IPL	$0.19	$0.22	$0.41	$0.42
WPL	0.18	0.17	0.45	0.40
Corporate Services	0.01	0.02	0.03	0.04
Subtotal for Utilities and Corporate Services	0.38	0.41	0.89	0.86
ATC Holdings	0.03	0.03	0.06	0.06
Non-utility and Parent	(0.01)	(0.01)	(0.02)	0.04
Alliant Energy Consolidated	$0.40	$0.43	$0.93	$0.96

Earnings (in millions):	Three Months		Six Months
	Income (Loss)		Income (Loss)
	2019	2018	2019	2018
IPL	$45.0	$51.7	$98.3	$98.4
WPL	42.0	39.8	107.7	93.8
Corporate Services	3.1	3.3	6.1	7.0
Subtotal for Utilities and Corporate Services	90.1	94.8	212.1	199.2
ATC Holdings	7.5	6.7	14.6	13.0
Non-utility and Parent	(3.0)	(1.1)	(7.0)	9.1
Alliant Energy Consolidated	$94.6	$100.4	$219.7	$221.3

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in millions, except per share amounts)
Revenues:
Electric utility	$691.2	$726.3	$1,434.6	$1,435.0
Gas utility	65.2	68.6	281.0	254.2
Other utility	10.9	10.7	22.0	23.9
Non-utility	22.9	10.5	39.8	19.3
	790.2	816.1	1,777.4	1,732.4
Operating expenses:
Electric production fuel and purchased power	164.8	208.5	383.2	411.7
Electric transmission service	112.4	119.7	235.4	246.1
Cost of gas sold	20.4	27.5	142.0	138.7
Other operation and maintenance:
Energy efficiency costs	18.5	15.7	48.2	38.8
Non-utility Transportation	15.8	4.3	28.8	8.6
Other	138.0	138.0	276.5	273.0
Depreciation and amortization	142.9	127.0	279.8	247.4
Taxes other than income taxes	27.6	24.2	56.9	51.2
	640.4	664.9	1,450.8	1,415.5
Operating income	149.8	151.2	326.6	316.9
Other (income) and deductions:
Interest expense	69.2	61.3	135.5	120.5
Equity income from unconsolidated investments, net	(12.7)	(10.5)	(23.6)	(31.8)
Allowance for funds used during construction	(18.3)	(18.1)	(43.7)	(33.0)
Other	3.3	2.0	7.3	4.4
	41.5	34.7	75.5	60.1
Income before income taxes	108.3	116.5	251.1	256.8
Income taxes	11.2	13.6	26.3	30.4
Net income	97.1	102.9	224.8	226.4
Preferred dividend requirements of IPL	2.5	2.5	5.1	5.1
Net income attributable to Alliant Energy common shareowners	$94.6	$100.4	$219.7	$221.3
Weighted average number of common shares outstanding (basic)	237.5	232.0	237.0	231.7
Weighted average number of common shares outstanding (diluted)	238.1	232.0	237.3	231.7
Earnings per weighted average common share attributable to Alliant Energy common shareowners (basic and diluted)	$0.40	$0.43	$0.93	$0.96

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2019	December 31, 2018
	(in millions)
ASSETS:
Current assets:
Cash and cash equivalents	$170.2	$20.9
Other current assets	857.1	764.2
Property, plant and equipment, net	12,854.0	12,462.4
Investments	443.3	431.3
Other assets	1,797.0	1,747.2
Total assets	$16,121.6	$15,426.0
LIABILITIES AND EQUITY:
Current liabilities:
Current maturities of long-term debt	$706.8	$256.5
Commercial paper	390.5	441.2
Other current liabilities	851.7	946.4
Long-term debt, net (excluding current portion)	5,438.1	5,246.3
Other liabilities	3,834.9	3,749.9
Equity:
Alliant Energy Corporation common equity	4,699.6	4,585.7
Cumulative preferred stock of Interstate Power and Light Company	200.0	200.0
Total equity	4,899.6	4,785.7
Total liabilities and equity	$16,121.6	$15,426.0

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2019	2018
	(in millions)
Cash flows from operating activities:
Cash flows from operating activities excluding accounts receivable sold to a third party	$497.6	$493.1
Accounts receivable sold to a third party	(220.7)	(218.7)
Net cash flows from operating activities	276.9	274.4
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(652.5)	(699.6)
Other	(54.1)	(33.7)
Cash receipts on sold receivables	125.5	232.5
Other	(25.9)	(17.1)
Net cash flows used for investing activities	(607.0)	(517.9)
Cash flows from financing activities:
Common stock dividends	(167.8)	(154.8)
Proceeds from issuance of common stock, net	60.6	100.1
Proceeds from issuance of long-term debt	650.0	1,000.0
Payments to retire long-term debt	(3.4)	(503.0)
Net change in commercial paper and other short-term borrowings	(50.7)	(207.7)
Other	(9.9)	(13.0)
Net cash flows from financing activities	478.8	221.6
Net increase (decrease) in cash, cash equivalents and restricted cash	148.7	(21.9)
Cash, cash equivalents and restricted cash at beginning of period	25.5	33.9
Cash, cash equivalents and restricted cash at end of period	$174.2	$12.0

KEY FINANCIAL AND OPERATING STATISTICS

	June 30, 2019	June 30, 2018
Common shares outstanding (000s)	237,521	233,773
Book value per share	$19.79	$18.61
Quarterly common dividend rate per share	$0.355	$0.335

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Utility electric sales (000s of megawatt-hours)
Residential	1,483	1,697	3,433	3,577
Commercial	1,462	1,532	3,074	3,143
Industrial	2,636	2,712	5,236	5,341
Industrial - co-generation customers	234	230	424	446
Retail subtotal	5,815	6,171	12,167	12,507
Sales for resale:
Wholesale	600	642	1,280	1,429
Bulk power and other	808	1,119	1,552	1,453
Other	22	22	48	48
Total	7,245	7,954	15,047	15,437
Utility retail electric customers (at June 30)
Residential	817,694	813,932
Commercial	142,644	142,067
Industrial	2,508	2,607
Total	962,846	958,606
Utility gas sold and transported (000s of dekatherms)
Residential	3,755	4,100	19,535	18,046
Commercial	2,803	3,191	12,385	12,108
Industrial	479	672	1,496	1,657
Retail subtotal	7,037	7,963	33,416	31,811
Transportation / other	21,423	20,612	46,793	44,673
Total	28,460	28,575	80,209	76,484
Utility retail gas customers (at June 30)
Residential	369,604	368,075
Commercial	44,308	44,411
Industrial	348	361
Total	414,260	412,847

Estimated margin increases (decreases) from impacts of temperatures (in millions) -
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Electric margins	($7)	$20	$3	$21
Gas margins	1	1	6	2
Total temperature impact on margins	($6)	$21	$9	$23

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	Normal	2019	2018	Normal
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	727	740	655	4,583	4,164	4,034
Madison, Wisconsin (WPL)	869	937	792	4,718	4,523	4,267
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	174	417	232	174	417	234
Madison, Wisconsin (WPL)	117	250	183	117	250	185

(a)
HDDs and CDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs and CDDs.